Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-218370

PROSPECTUS SUPPLEMENT

To the Prospectus Dated June 8, 2017

1,136,363 Shares

Common Stock

We are offering 1,136,363 shares of our common stock, no par value, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on The NASDAQ Global Market under the symbol “SBBX.” On June 14, 2017, the last reported price of our common stock was $25.00 per share.

Investing in our common stock involves risks. Please carefully consider the risks discussed in “Risk Factors” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement, including the risk factors contained therein, for a discussion of certain factors that you should consider before making your investment decision.

	Per Share	Total
Public offering price	$24.00	$27,272,712
Underwriting discount (1)	$1.20	$1,363,636
Proceeds, before expenses, to Sussex Bancorp	$22.80	$25,909,076

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We have granted the underwriters a 30-day option to purchase 113,636 additional shares of our common stock at the same price and on the same terms. If the underwriters exercise the option in full, the additional proceeds to us will be approximately $2,590,901, and the total aggregate proceeds to us, before expenses, will be $28,499,977.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of Sussex Bancorp and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about June 21, 2017.

Sole Book-Running Manager

Keefe, Bruyette & Woods A Stifel Company

Co-Managers

Sandler O’Neill + Partners, L.P.
Hovde Group, LLC
Boenning & Scattergood, Inc.
FIG Partners, LLC

The date of this prospectus supplement is June 16, 2017.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein, is accurate as of their respective dates. However, our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters, and also updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, our common stock and other securities that we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Unless we specifically state otherwise, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

We are offering to sell shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms “we,” “us,” the “Company,” and “our” refer to Sussex Bancorp and our subsidiaries on a consolidated basis. References to the “Bank” refer to Sussex Bank, our wholly-owned subsidiary through which we conduct all of our business, and its subsidiaries.

S-i

WHERE YOU CAN FIND MORE INFORMATION

This prospectus incorporates important business and financial information about Sussex Bancorp from documents filed with the Securities and Exchange Commission (the “SEC”), with which we file registration statements, periodic reports, proxy statements, and other information. Our SEC filings are available over the Internet, at no cost, from the SEC’s website at www.sec.gov and from our website at www.sussexbank.com. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also receive copies of documents filed with the SEC, including documents incorporated by reference in this prospectus, at no cost, by addressing your request to:

Sussex Bancorp

100 Enterprise Drive, Suite 700

Rockaway, New Jersey 07866

Attention: Corporate Secretary

Except as specifically incorporated by reference in this prospectus supplement, information on the websites listed above is not part of this prospectus supplement. You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. You should assume that the information in this document is accurate only as of the date of this document. You should assume that the information incorporated by reference into this document is accurate only as of the date of such incorporated document.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)

Annual Report on Form 10-K	Year ended December 31, 2016, filed with the SEC on March 17, 2017

The portions of our Definitive Proxy Statement on Schedule 14A which were incorporated by reference into our 2016 Form 10-K	Filed with the SEC on March 23, 2017

Quarterly Report on Form 10-Q	Quarter ended March 31, 2017, filed with the SEC on May 10, 2017

Current Reports on Form 8-K	Filed with the SEC on January 27, 2017, January 31, 2017, April 11, 2017, April 27, 2017 and April 28, 2017 (except for portions of such reports which were deemed to be furnished and not filed)

The description of our common stock set forth in a registration statement filed under the Exchange Act	Form 8-A12B, filed with the SEC October 2, 2006

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K, unless specifically incorporated herein), as well as proxy statements. The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus supplement and the accompanying prospectus.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document and the information included or incorporated by reference in it include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	our ability to complete the pending merger with Community Bank of Bergen County, NJ (“Community”) on the terms and conditions proposed, which is subject to a number of conditions, risks and uncertainties including receipt of regulatory and shareholder approvals, potential delay in closing the merger, and potential difficulties and delays in integrating the Community business or fully realizing cost savings and other benefits of the merger;

•	changes in the regulatory environment;

•	the highly competitive industry and market area in which we operate;

•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;

•	changes in business conditions and inflation;

•	changes in credit market conditions;

•	changes in the securities markets which affect investment management revenues;

•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments could adversely affect our financial condition;

•	changes in technology used in the banking business;

•	the soundness of other financial services institutions which may adversely affect our credit risk;

•	our controls and procedures may fail or be circumvented;

•	new lines of business or new products and services which may subject us to additional risks;

•	changes in key management personnel which may adversely impact our operations;

•	the effect on our operations of recent legislative and regulatory initiatives that were or may be enacted in response to the ongoing financial crisis;

•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and

•	other factors detailed from time to time in our filings with the SEC.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement, including the section entitled “Risk Factors” on page S-12, the accompanying prospectus, and the other documents that are incorporated by reference in this prospectus supplement, including our financial statements and the notes to those financial statements, before making an investment decision.

Company Overview

We are a bank holding company under the Bank Holding Company Act of 1956, as amended. We were incorporated under the laws of the State of New Jersey in January 1996. Our only significant asset is our investment in Sussex Bank, which is a commercial bank formed under the laws of the State of New Jersey in 1975 and is regulated by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation (the “FDIC”).

Our wholly owned subsidiaries are SCB Investment Company, Inc., SCBNY Company, Inc., ClassicLake Enterprises, LLC, PPD Holding Company, LLC and Tri-State Insurance Agency, Inc. (“Tri-State”). SCB Investment Company, Inc. and SCBNY Company, Inc. hold portions of Sussex Bank’s investment portfolio. ClassicLake Enterprises, LLC and PPD Holding Company, LLC hold certain foreclosed properties. Tri-State provides insurance agency services mostly through the sale of property and casualty insurance policies.

Sussex Bank’s service area primarily consists of Sussex, Morris and Bergen Counties in New Jersey and Queens County, New York—although we make loans throughout New Jersey and the New York metropolitan markets. Sussex Bank operates from its corporate office in Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Montague, Newton, Oradell, Sparta, Vernon, and Wantage, New Jersey, and in Astoria, New York, its regional office and corporate center in Wantage, New Jersey and its insurance agency offices in Augusta and Oradell, New Jersey. In addition, Sussex Bank provides online banking services through its website located at www.sussexbank.com.

Pending Acquisition

On April 10, 2017, we entered into a definitive agreement to acquire Community, pursuant to which Community will be merged with and into Sussex Bank, with Sussex Bank as the surviving bank. The transaction was approved by the boards of directors of both companies and is expected to close in the third quarter of 2017. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Sussex and Community shareholders. Under the terms of the agreement, holders of Community common stock will receive 0.97 shares of our common stock for each share of Community common stock, which equates to an aggregate transaction value of approximately $45.4 million, based upon the 10 day volume weighted average common stock price of $24.25 for Sussex Bancorp as of April 7, 2017.

Corporate Information

Our principal executive offices are located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey 07866, our phone number is (844) 256-7328 and our website is www.sussexbank.com. Information that is included in this website or the website of Sussex Bank does not constitute part of the prospectus supplement. Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” on page S-ii of this prospectus supplement.

THE OFFERING

The following summary contains basic information about this offering and the terms of our shares of common stock and is not intended to be complete. It does not contain all the information that may be important to you. You should carefully consider all of the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth or referenced under the heading “Risk Factors” on page S-12 of this prospectus supplement and in Item 1A, Risk Factors, to our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement. In addition, certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Issuer	Sussex Bancorp, a New Jersey corporation

Common Stock Offered	1,136,363 shares of common stock, no par value (1)

Common Stock Outstanding after the Offering	5,921,522 shares of common stock, based on shares outstanding as of March 31, 2017 (2)

Use of Proceeds	We intend to use the net proceeds generated by this offering for general corporate purposes. See “Use of Proceeds” on page S-19 of this prospectus supplement.

Market and Trading Symbol for the Common Stock	Our common stock is listed and traded on The NASDAQ Global Market under the symbol “SBBX.”

Dividends	We currently pay a quarterly cash dividend of $0.06 per share. Although we expect to continue paying dividends quarterly, any future determination to pay dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions, our business strategy and other factors that our board of directors deems relevant. For additional information, see “Market For Common Stock and Our Dividend Policy.”

Risk Factors	An investment in our common stock involves risks. You should carefully consider the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement before investing in our common stock.

(1)	Excludes the underwriters’ option to purchase up to 113,636 additional shares of our common stock.
(2)	The number of shares of our common stock to be outstanding after this offering is based on 4,785,159 shares of common stock outstanding as of March 31, 2017 and excludes (i) 158,800 shares of our common stock issuable pursuant to outstanding stock options and restricted stock units granted to directors, officers and other employees and (ii) the approximately 1,860,600 shares to be issued in the Community acquisition.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of the option to purchase up to an additional 113,636 shares of common stock in the aggregate from us in this offering.

SUMMARY OF SELECTED FINANCIAL DATA OF SUSSEX BANCORP

The following tables set forth our consolidated financial data as of and for each of the five years ended December 31, 2016 (which has been derived from our audited consolidated financial statements), and as of and for the three months ended March 31, 2017 and 2016 (unaudited). You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which have been filed with the SEC and are incorporated herein by reference. Information for the three months ended March 31, 2017 and 2016 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the three months ended March 31, 2017 do not necessarily indicate the results which may be expected for any future interim period or for the full year.

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
SUMMARY OF INCOME:
Interest income	$8,268	$6,726	$29,160	$23,644	$21,300	$19,642	$19,967
Interest expense	1,519	1,080	4,762	3,568	3,294	3,201	3,800

Net interest income	6,749	5,646	24,398	20,076	18,006	16,441	16,167
Provision for loan losses	407	211	1,291	636	1,537	2,745	4,330
Noninterest income excluding gains on investment securities	2,370	2,357	7,385	6,182	5,672	5,700	5,202
Gains on sales of investment securities	107	167	444	271	289	393	1,799
Merger related expenses	—	—	—	—	—	—	—
Noninterest expenses	5,977	5,610	22,585	20,553	18,829	18,228	18,432

Income before income tax expense	2,842	2,349	8,351	5,340	3,601	1,561	406
Income tax provision	831	775	2,828	1,640	1,001	133	(329)

Net income available to common shareholders	$2,011	$1,574	$5,523	$3,700	$2,600	$1,428	$735

PER SHARE DATA: WEIGHTED AVERAGE NUMBER OF SHARES: (1)
Basic	4,685,553	4,578,598	4,619,124	4,559,316	4,541,305	3,781,562	3,261,809
Diluted	4,727,333	4,606,426	4,651,108	4,591,822	4,580,350	3,816,904	3,287,017
Basic earnings per share	$0.43	$0.34	$1.20	$0.81	$0.57	$0.38	$0.23
Diluted earnings per share	0.43	0.34	1.19	0.81	0.57	0.37	0.22
Cash dividends (2)	0.04	0.04	0.16	0.16	0.09	—	—
Book value per common share	13.04	11.91	12.67	11.61	10.99	10.03	11.88
Tangible book value per share (3)	12.46	11.31	12.08	11.00	10.38	9.42	11.05

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)

BALANCE SHEET:
Investment securities available for sale	$99,797	$86,523	$88,611	$93,776	$77,976	$90,676	$118,881
Investment securities held to maturity	8,630	6,816	11,618	6,834	6,006	6,074	5,221
Loans, net	712,003	574,239	688,561	537,833	466,332	386,981	342,760
Goodwill and intangible assets	2,820	2,820	2,820	2,820	2,820	2,820	2,820
Total assets	872,282	716,772	848,728	684,503	595,915	533,911	514,734
Total deposits	696,576	575,300	660,921	517,856	458,270	430,297	432,436
Term borrowings	80,800	67,430	95,805	95,650	69,500	41,000	26,000
Total stockholders’ equity	62,422	55,682	60,072	53,941	51,229	46,425	40,372
Average assets	859,351	701,665	770,470	627,298	559,885	529,152	510,565
Average stockholders’ equity	61,556	55,314	57,518	52,715	49,494	42,382	40,720

PERFORMANCE RATIOS:
Return on average assets	0.94%	0.90%	0.72%	0.59%	0.46%	0.27%	0.14%
Return on average stockholders’ equity	13.07%	11.38%	9.60%	7.02%	5.25%	3.37%	1.81%
Average equity/average assets	7.16%	7.88%	7.47%	8.40%	8.84%	8.01%	7.98%
Efficiency ratio (4)	64.78%	68.67%	70.08%	77.47%	78.56%	80.89%	79.56%
Net interest margin, tax equivalent basis (5)	3.39%	3.46%	3.37%	3.45%	3.49%	3.41%	3.52%
Loans to Deposits	102.21%	99.82%	104.18%	103.86%	101.76%	89.93%	79.26%

CAPITAL RATIOS: (6)
Common Equity to Asset ratio	7.16%	7.77%	7.08%	7.88%	8.60%	8.70%	7.84%
Tier I capital to average assets	10.41%	9.18%	10.41%	9.45%	10.19%	10.38%	9.27%
Tier I capital to total risk-weighted assets	12.93%	11.29%	12.87%	11.74%	12.79%	14.21%	12.88%
Total capital to total risk-weighted assets	13.91%	12.31%	13.86%	12.79%	14.02%	15.47%	14.13%
Common equity Tier 1 capital to total risk-weighted assets	12.93%	11.29%	12.87%	11.74%	N/A	N/A	N/A
CALCULATION OF TANGIBLE BOOK PER COMMON SHARE: (3)
Total common stockholders’ equity at end of period—GAAP	$62,422	$55,682	$60,072	$53,941	$51,229	$46,425	$40,372

Less:
Goodwill and intangible assets	(2,820)	(2,820)	(2,820)	(2,820)	(2,820)	(2,820)	(2,820)

Total tangible common stockholders’ equity at end of period—Non-GAAP	$59,602	$52,862	$57,252	$51,121	$48,409	$43,605	$37,552

Shares outstanding at end of period	4,785,159	4,675,976	4,741,068	4,646,238	4,662,606	4,629,113	3,397,873

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
Book value per share—GAAP	$13.04	$11.91	$12.67	$11.61	$10.99	$10.03	$11.88

Tangible book value per share—Non-GAAP	$12.46	$11.31	$12.08	$11.00	$10.38	$9.42	$11.05

NET INTEREST MARGIN, TAX EQUIVALENT CALCULATION: (5)
Interest income (GAAP)
Loans receivable, including fees	$7,598	$6,145	$26,862	$21,497	$19,512	$18,007	$17,646
Interest bearing deposits	16	4	23	9	11	16	35
Securities—taxable	341	376	1,443	1,239	854	603	1,148
Securities—tax-exempt	313	201	832	899	923	1,016	1,138

Total Interest Income (GAAP)	8,268	6,726	29,160	23,644	21,300	19,642	19,967
Tax equivalent adjustments
Securities—tax-exempt	157	99	415	449	439	519	586

Total Tax equivalent adjustments	157	99	415	449	439	519	586
Interest income—tax equivalent
Loans receivable, including fees	$7,598	$6,145	$26,862	$21,497	$19,512	$18,007	$17,646
Interest bearing deposits	16	4	23	9	11	16	35
Securities—taxable	341	376	1,443	1,239	854	603	1,148
Securities—tax-exempt	470	300	1,247	1,348	1,362	1,535	724

Total Interest income—tax equivalent	8,425	6,825	29,575	24,093	21,739	20,161	20,553
Total Interest Expense (GAAP)	(1,519)	(1,080)	(4,762)	(3,568)	(3,294)	(3,201)	(3,800)

Tax-equivalent net interest income	$6,906	$5,745	$24,813	$20,525	$18,445	$16,960	$16,753

Net interest income (GAAP)	$6,749	$5,646	$24,398	$20,076	$18,006	$16,441	$16,167

Yields and costs
Yield on securities tax-exempt—tax equivalent	4.02%	3.99%	3.85%	4.00%	4.38%	4.99%	5.49%
Yield on interest earning assets—tax equivalent	4.14%	4.11%	4.02%	4.05%	4.11%	4.05%	4.32%
Cost of interest bearing liabilities (GAAP)	0.92%	0.80%	0.81%	0.74%	0.75%	0.75%	0.90%
Net Interest margin (GAAP)	3.32%	3.42%	3.31%	3.37%	3.41%	3.31%	3.40%
Net interest margin, tax equivalent basis	3.39%	3.46%	3.37%	3.45%	3.49%	3.41%	3.52%

(1)	The weighted average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.
(2)	Cash dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends, if any.
(3)	Calculation of tangible book value per common share.
(4)	Efficiency ratio is total other expenses divided by net interest income and total other income.
(5)	Net interest margin, tax equivalent basis calculation.
(6)	Bank capital ratios.

NON-GAAP FINANCIAL MEASURES

Some of the financial measures included in our selected historical consolidated financial data table and other data are not measures of financial performance recognized by generally accepted accounting principles in the United States (“non-GAAP financial measures”). These non-GAAP financial measures include tangible common equity, tangible book value per share and net interest margin, tax equivalent basis. These measures are commonly used by investors when assessing financial institutions. Our management uses the non-GAAP financial measures set forth below in its analysis of our performance.

•	“Tangible common equity” is total stockholders’ equity less goodwill, other intangible assets and minority interest not included in intangible assets.

•	“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets.

•	“Net interest margin, tax equivalent basis” is this amount divided by total average earning assets, while net interest spread, tax equivalent basis is the difference between the average yield on earnings assets and the average yield on average interest bearing liabilities.

We believe that these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that the non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use.

SUMMARY OF SELECTED FINANCIAL DATA OF COMMUNITY BANK OF BERGEN COUNTY, NJ

The following tables set forth consolidated financial data for Community as of and for each of the five years ended December 31, 2016 (which, other than certain Community financial ratios, has been derived from Community’s audited consolidated financial statements), and as of and for the three months ended March 31, 2017 and 2016 (unaudited). Information for the three months ended March 31, 2017 and 2016 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as Community’s audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the three months ended March 31, 2017 do not necessarily indicate the results which may be expected for any future interim period or for the full year.

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
SUMMARY OF INCOME:
Interest income	$3,157	$3,232	$12,625	$12,676	$12,181	$12,178	$13,339
Interest expense	515	489	1,935	2,040	1,951	2,382	2,901

Net interest income	2,642	2,743	10,690	10,636	10,230	9,796	10,438
Provision for loan losses	—	100	100	125	525	3,935	2,681
Noninterest income excluding gains on investment securities and loss on sale of real estate owned	171	145	826	800	873	974	1,068
Gains on sales of investment securities	—	—	1	2	248	9	21
Merger related expenses	—	—	—	—	—	—	—
Noninterest expenses including loss on sale of real estate owned	2,204	2,245	8,897	8,698	9,385	9,136	8,654

Income before income tax expense	609	543	2,520	2,615	1,441	(2,292)	192
Income tax provision	209	142	856	784	245	(1,180)	(229)

Net income available to common shareholders	$400	$401	$1,664	$1,831	$1,196	$(1,112)	$421

PER SHARE DATA: WEIGHTED AVERAGE NUMBER OF SHARES: (1)
Basic	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,529
Diluted	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,529
Basic earnings per share	$0.21	$0.21	$0.87	$0.95	$0.62	$(0.58)	$0.22
Diluted earnings per share	0.21	0.21	0.87	0.95	0.62	(0.58)	0.22
Cash dividends (2)	0.00	0.00	0.00	0.00	0.00	0.02	0.14
Book value per common share	15.36	16.43	14.96	16.03	15.05	14.29	15.83
Tangible book value per share (3)	15.36	16.43	14.96	16.03	15.05	14.29	15.83

BALANCE SHEET:
Investment securities available for sale	$83,892	$65,425	$79,108	$66,078	$52,021	$22,603	$19,522
Investment securities held to maturity	—	—	—	—	—	35,392	34,960
Loans, net	233,348	232,953	226,026	227,712	219,003	197,245	211,243
Goodwill and intangible assets	—	—	—	—	—	—	—
Total assets	355,939	327,925	340,500	325,279	297,150	293,597	304,599

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
Total deposits	$318,230	$287,322	$304,088	$287,900	$264,719	$265,633	$275,246
Term borrowings	4,000	8,000	4,000	6,000	3,000	—	—
Total stockholders’ equity	29,468	28,651	28,689	27,949	26,246	24,914	26,284
Average assets	353,168	326,933	331,800	312,930	293,427	300,439	306,761
Average stockholders’ equity	29,015	27,015	29,071	27,230	25,549	24,234	25,849

PERFORMANCE RATIOS:
Return on average assets	0.45%	0.49%	0.50%	0.59%	0.41%	-0.37%	0.14%
Return on average stockholders’ equity	5.51%	5.94%	5.72%	6.72%	4.68%	-4.59%	1.63%
Average equity/average assets	8.22%	8.26%	8.76%	8.70%	8.71%	8.07%	8.43%
Efficiency ratio (4)	76.11%	76.04%	77.11%	74.62%	74.81%	80.09%	74.19%
Net interest margin	3.18%	3.58%	3.38%	3.57%	3.72%	3.49%	3.62%
Loans to Deposits	73.33%	81.08%	74.33%	79.09%	82.73%	74.25%	76.75%

CAPITAL RATIOS: (5)
Common Equity to Asset ratio	8.28%	8.74%	8.43%	8.59%	8.83%	8.49%	8.63%
Tier I capital to average assets	8.23%	8.29%	8.45%	7.85%	7.91%	7.49%	8.44%
Tier I capital to total risk-weighted assets	14.21%	13.42%	14.43%	12.88%	11.84%	11.10%	12.01%
Total capital to total risk-weighted assets	15.47%	14.68%	15.69%	14.15%	13.09%	12.36%	13.26%
Common equity Tier 1 capital to total risk-weighted assets	14.21%	13.42%	14.43%	12.88%	NA	NA	NA
CALCULATION OF TANGIBLE BOOK PER COMMON SHARE: (3)
Total common stockholders’ equity at end of period—GAAP	$29,468	$28,651	$28,689	$27,949	$26,246	$24,914	$26,284

Less:
Goodwill and intangible assets	—	—	—	—	—	—	—
Total tangible common stockholders’ equity at end of period—Non-GAAP	$29,468	$28,651	$28,689	$27,949	$26,246	$24,914	$26,284

Shares outstanding at end of period	1,918,144	1,743,618	1,918,144	1,743,618	1,743,618	1,743,618	1,660,474

Book value per share—GAAP	$15.36	$16.43	$14.96	$16.03	$15.05	$14.29	$15.83

Tangible book value per share—Non-GAAP	$15.36	$16.43	$14.96	$16.03	$15.05	$14.29	$15.83

(1)	The weighted average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.
(2)	Cash dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends, if any.
(3)	Calculation of tangible book value per common share.
(4)	Efficiency ratio is total other expenses divided by net interest income and total other income.
(5)	Bank capital ratios.

SELECTED PRO FORMA FINANCIAL DATA

The following table presents (i) certain financial information for us and Community, which we propose to acquire, on a historical basis as of March 31, 2017, (ii) adjustments based on the proposed Community acquisition, (iii) adjustments for the offering of our common stock and (iv) certain financial information on a pro forma combined basis as of March 31, 2017. You should not rely on the pro forma combined amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the dates indicated, nor are they necessarily indicative of our future operating results or financial position on a combined basis. The pro forma information presents our financial characteristics on a combined basis under one set of assumptions, but does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the transactions and, accordingly, does not attempt to predict or suggest future results.

Pro Forma Condensed Combined Balance Sheet-Unaudited

As of March 31, 2017

Pro Forma Balance Sheet
March 31, 2017	Sussex Bancorp	Community Bank of Bergen County	Acquisition Adjustments		Offering		Pro Forma Community Acquisition and Offering
(dollars in thousands)
Cash and cash Equivalents	$7,688	$19,252	$(3,600)	(a)	$25,409	(k)	$48,749
Investment securities available for sale	99,797	83,892	—		—		183,689
Investment securities held to maturity	8,630	—	—		—		8,630
Federal Home Loan Bank Stock, at cost	4,269	1,286	—		—		5,555
Loans, net	712,003	233,348	(4,070)	(b,c,d)	—		941,281
Premises and equipment, net	8,505	5,907	5,172	(e)	—		19,584
Foreclosed real estate	2,464	410	—		—		2,874
Accrued interest receivable	2,006	1,028	—		—		3,034
Goodwill	2,820	—	13,611	(h)	—		16,431
Other Intangibles	—	—	3,647	(f)	—		3,647
Other Assets	24,100	10,816	63	(j)	—		34,979

Total Assets	$872,282	$355,939	$14,823		$25,409		$1,268,453

							—
Non-interest bearing	$130,130	$61,199	—		—		$191,329
Interest bearing	566,446	257,031	1,304	(g)	—		824,782

Total Deposits	696,576	318,230	1,304	(g)	—		1,016,111
Short-term borrowings	14,800	—	—		—		14,800
Long-term borrowings	66,000	4,000	—		—		70,000
Subordinated Debt	27,841	—	—		—		27,841
Other Liabilities	4,643	4,241	—		—		8,884

Total Liabilities	809,860	326,471	1,304		—		1,137,636
					—		—
Preferred Stock & Surplus	—	—	—		—		—
Common Stock and Surplus	36,703	14,830	28,157	(a)(i)(j)	25,409	(k)	105,099
Retained Earnings	25,111	14,941	(14,941)	(i)	—		25,111
Accumulated Oth Comp Inc	608	(303)	303	(i)	—		608

Total Equity	62,422	29,468	13,519	(i)	25,409		130,818

Total Liabilities and Equity	$872,282	$355,939	$14,823		$25,409		$1,268,453

Pro Forma Balance Sheet
March 31, 2017	Sussex Bancorp	Community Bank of Bergen County	Acquisition Adjustments	Offering		Pro Forma Community Acquisition and Offering
(dollars in thousands)
Per share information:
Shares outstanding	4,785,159	1,918,144	(57,544)	1,136,363	(k)	7,782,122
Book value per common share	$13.04	$15.36				$16.81	(1)
Tangible Book value per share	$12.46	$15.36				$14.27	(1)

(a)	The adjustment is based off of the assumption that the cost for Investment Banking and Legal Advisors will be $1.4 million and $251 thousand paid to holders of in-the-money Community stock options. There will be compensation to the Community Bank of Bergen County’s employees in the form of severance pay, cash payouts, those who are bound by change in control agreements and other expenses estimated at $2.2 million.

(b)	The pro forma adjustment to loans, net of $4.1 million includes a negative $7.4 million credit component. The credit component fair value adjustment to loans, net is based on an estimated 3.1% of loans receivable, net of any unearned income.

(c)	The pro forma adjustment to loans, net of $4.1 million includes a positive $354 thousand interest component, which will be amortized over an estimated 4 years. The estimated loan portfolio interest component adjustment is estimated to be 0.15% of loans receivable, net of any unearned income.

(d)	The pro forma adjustment to loans, net of $4.1 million also includes the reversal of Community’s allowance for loan losses of $3.0 million.

(e)	Represents the pro forma fair value adjustment to real estate of $5.2 million and will be amortized over an estimated 39 years.

(f)	Represents the recognition of the fair value of the core deposit intangible, which is estimated to be $3.7 million and will be amortized over 10 years using the sum of the years’ digits method. The amount of core deposit intangible is estimated at 1.6% of core deposits.

(g)	Represents the fair value adjustment of the deposit portfolio due to interest estimated to be $1.3 million and will be amortized over 2 years. The estimated deposit portfolio fair value adjustment is estimated 0.41% of total deposits.

(h)	Total goodwill due to the merger is calculated as follows (in thousands):

Total purchase price of Community	$45,370
Less: Community Equity	(29,468)
Less: Payout of stock options (26,771 options, $14.54 strike)	(251)
Estimated adjustments to reflect assets acquired at fair value
Loans:
Interest rate mark	355
Credit mark	(7,421)
Allowance for loan losses	2,997
Core deposit intangible	3,647
Fixed assets	5,172
Estimated adjustments to reflect liabilities acquired at fair value
Fair value of deposits	(1,304)
Deferred Tax Liability	(1,404)

Total adjustments	(2,041)

Goodwill resulting from the merger	$13,611

(i)	The merger agreement provides that each outstanding share of Community stock will be exchanges for 0.97 shares of Sussex Bancorp Stock.

The purchase price consideration in Common Stock is as follows (in thousands):

Community shares outstanding, March 31, 2017	1,918,144
Percent of Community common shares to be converted to Sussex common stock	100%

Community shares settled for stock	1,918,144
Exchange ratio	0.97

Sussex stock to be issued	1,860,600
Market price per share of Sussex common stock	$24.25

Total market value of Sussex common stock to be issued	$45,120
Payout of stock options (26,771 options, $14.54 strike)	251

Total purchase price of Community	$45,371
Proforma adjustment to capital
Fair value of Sussex shares to be issued, including stock options	$45,120
Elimination of Community’s equity	(29,468)
After tax acquisition expenses Sussex	(2,133)

Total stockholders’ equity adjustment for acquisition	$13,519

(j)	Effective Tax Rate on pre-tax amounts in the Deferred tax adjustment is 40.75%. Represents deferred tax liabilities of $1.4 million related to the fair value adjustment and Tax receivable amount of $1.5 million related to merger expenses of $3.6 million.

(k)	Pro-forma stock offering of $27.3 million less estimated issuance costs of 6.8%.

(l)	Book value is calculated by dividing Total Equity by shares outstanding. Tangible book value is calculated by dividing Total equity less Goodwill and other intangibles by shares outstanding.

RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully read and consider the risk factors described below, which describe the risks related to this offering and ownership of our common stock, as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as may be supplemented by other documents incorporated by reference into this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. Any of these risks, if they occur, could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment. This prospectus supplement and the accompanying prospectus are qualified in their entirety by those risk factors.

Risks Relating to this Offering and Ownership of Our Common Stock

Historically, the price of our common stock has fluctuated significantly, which may make it difficult for you to sell shares of common stock at prices you find attractive.

Historically, our stock price has fluctuated significantly. For example, for the three months ended March 31, 2017, the high sale price per share of our common stock on The NASDAQ Global Market was $26.45 and the low sale price per share was $19.55. On June 14, 2017 the last reported sale price of our common stock was $25.00 per share. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the market prices for our common stock, which may make it difficult for you to resell shares of common stock at prices you find attractive.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. In addition to the other risk factors contained or incorporated by reference herein, these factors include:

•	Actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	Changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	Speculation in the press or investment community regarding stock prices generally or relating to our reputation or the financial services industry;

•	Strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	Fluctuations in the stock price and operating results of our competitors;

•	Sales of our equity or equity-related securities;

•	Proposed or adopted regulatory changes or developments;

•	Anticipated or pending investigations, proceedings or litigation that involve or affect us;

•	Changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility and other geopolitical, regulatory or judicial events; and

•	General market conditions and, in particular, developments related to market conditions for the financial services industry.

We may issue additional equity or equity related securities, or engage in other transactions which dilute our book value or affect the priority of the common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock, preferred stock or other securities. We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common stockholders. New investors also may have rights, preferences and privileges, including with respect to the receipt of dividends, that are senior to, and that adversely affect, our then current common stockholders. If we raise additional capital by selling debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

We may reduce or eliminate the cash dividend on our common stock.

Holders of our common stock are only entitled to receive such cash dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock cash dividend in the future. This could adversely affect the market price of our common stock. As a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. See “Market for Common Stock and Our Dividend Policy” for more information.

If we fail to pay interest on or otherwise default on our subordinated debt, we will be prohibited from paying dividends or distributions on our common stock.

As of March 31, 2017, we had approximately $27.8 million of subordinated debentures outstanding. The agreements under which the subordinated debenture and subordinated notes were issued prohibit us from paying any dividends on our common stock or making any other distributions to our shareholders at any time when there shall have occurred and be continuing an event of default under the applicable agreement. Events of default generally consist of, among other things, our failure to pay any principal or interest on the subordinated debenture or subordinated notes, as applicable, when due, our failure to comply with certain agreements, terms and covenants under the agreement (without curing such default following notice), and certain events of bankruptcy, insolvency or liquidation relating to us.

If an event of default were to occur and we did not cure it, we would be prohibited from paying any dividends or making any other distributions to our shareholders or from redeeming or repurchasing any of our common stock, which would likely have a material adverse effect on the market value of our common stock. Moreover, without notice to or consent from the holders of our common stock, we may enter into additional financing arrangements that may limit our ability to purchase or to pay dividends or distributions on our common stock.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation or any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section, elsewhere in this prospectus supplement and the accompanying prospectus, and the additional documents and information incorporated by reference, and is subject to the same market forces that affect the common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

The trading volume in our common stock is less than that of other larger bank holding companies.

Although our common stock is listed for trading on The Nasdaq Global Market, the average daily trading volume in our common stock is generally less than that of other larger bank holding companies that are publicly traded companies. For the three months ended March 31, 2017, the average daily trading volume for our common stock was approximately 13,035 shares per day. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Significant sales of our common stock, or the expectation of these sales, could cause volatility in the price of our common stock.

We have broad discretion to use the proceeds from this offering.

We expect to use the net proceeds from this offering for general corporate purposes, which may include working capital, funding potential acquisitions and other strategic business opportunities. We will have broad discretion as to the application of such net proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these net proceeds. Our failure to use these funds effectively could have a negative impact on our financial condition and results of operations.

Our restated certificate of incorporation and amended and restated bylaws as well as certain banking laws may have an anti-takeover effect.

Provisions of our restated certificate of incorporation and amended and restated bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination or make such a transaction more expensive, which, in turn, could adversely affect the market price of our common stock. See “Description of Common Stock—Certain Certificate of Incorporation and Bylaw Provisions” in the accompanying prospectus.

Risks Relating to Our Acquisition of Community

The merger agreement between us, Sussex Bank and Community may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, but are not limited to:

•	approval of the merger agreement by our shareholders and Community shareholders;

•	receipt of required regulatory approvals;

•	absence of orders prohibiting the completion of the merger;

•	continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and

•	receipt by both parties of legal opinions from their respective tax counsels.

In addition, Community may choose to terminate the merger agreement during the five-day period commencing on the 10th day prior to the closing date of the merger, if the price of our common stock decreases by a certain percentage and also decreases by a certain percentage relative to the NASDAQ Bank Index. Any such termination would be subject to our right to increase the amount of our common stock to be provided to Community shareholders pursuant to the formula prescribed in the merger agreement.

The merger of Community with and into Sussex Bank is subject to the receipt of consents and approvals from governmental authorities that may delay the date of completion of each merger or impose conditions that could have an adverse effect on Sussex.

Before the merger may be completed, various approvals or consents must be obtained from state and federal governmental authorities, including the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. Satisfying the requirements of these governmental authorities may delay the dates of completion of the merger. In addition, these governmental authorities may include conditions on the completion of the merger, or require changes to the terms of the merger. Although neither we nor Community currently expect that any such conditions or changes would result in a material adverse effect on us, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger, or imposing additional costs on or limiting our revenues following the merger, any of which might have a material adverse effect on us following the merger. The parties are not obligated to complete the merger should any regulatory approval contain a non-standard condition, restriction or requirement that our board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that we would not have entered into the merger agreement had such condition, restriction or requirement been known at the date of the merger agreement, with certain exceptions.

The integration of Sussex Bank and Community will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of Community can be integrated in a timely and efficient manner with those of Sussex Bank. Sussex Bank will face challenges in consolidating its functions with those of Community, and integrating the organizations, procedures and operations of the two businesses. The integration of Sussex Bank and Community will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of Sussex Bank and Community could result in the failure to achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and Sussex Bank may not be able to capitalize on the existing relationships of Community to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on our and Sussex Bank’s business, results of operations, financial condition or prospects after the transaction.

Unanticipated costs relating to the merger could reduce our future earnings per share.

We believe that we have reasonably estimated the likely costs of integrating the operations of Sussex Bank and Community, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on our earnings per share. In other words, if the merger is completed, the earnings per share of our common stock could be less than anticipated or even less than they would have been if the merger had not been completed.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference into this prospectus supplement.

Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this prospectus supplement, all of which are subject to the risks and uncertainties described in this prospectus supplement, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this prospectus supplement by our and Community’s respective managements or affiliates or others, without considering all of the information contained or incorporated by reference into this prospectus supplement.

MARKET FOR COMMON STOCK AND OUR DIVIDEND POLICY

Our common stock is listed on The NASDAQ Global Market under the symbol “SBBX.” As of June 14, 2017, we had 4,791,003 shares of common stock outstanding, held of record by approximately 546 shareholders of record. The actual number of common shareholders is greater than the number of record holders, and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

The following table sets forth, for the periods indicated, the high and low sales prices per share for the common stock as reported on the NASDAQ and the cash dividends paid per common share, for the periods shown.

Quarter Ended	High	Low	Dividend Paid
June 30, 2017 (through June 14, 2017)	$28.55	$23.18	$0.06
March 31, 2017	$26.45	$19.55	$0.04
December 31, 2016	$21.95	$16.33	$0.04
September 30, 2016	$16.95	$13.33	$0.04
June 30, 2016	$14.00	$12.20	$0.04
March 31, 2016	$13.45	$11.43	$0.04
December 31, 2015	$13.79	$12.30	$0.04
September 30, 2015	$12.87	$11.90	$0.04
June 30, 2015	$12.80	$11.11	$0.04
March 31, 2015	$11.30	$9.81	$0.04

The amount of future dividends, if any, will be determined by our board of directors and will depend on our earnings, financial condition and other factors considered by the board of directors to be relevant. In addition, the payment of cash dividends on the common stock will depend upon the ability of Sussex Bank to declare and pay dividends to us. Sussex Bank’s ability to pay dividends will depend primarily upon its earnings, financial condition, and need for funds, as well as applicable governmental policies. Even if we have earnings in an amount sufficient to pay dividends, Sussex Bank’s board of directors may determine to retain earnings for the purpose of funding growth. Sussex Bank generally pays a dividend to us to provide funds for: debt service on the subordinated debentures, a portion of the proceeds of which were contributed to Sussex Bank as capital; dividends that we pay to our shareholders; stock repurchases; and other expenses.

There are various legal limitations with respect to Sussex Bank’s ability to pay dividends to us and our ability to pay dividends to shareholders. Under the New Jersey Business Corporation Law, we may not pay dividends on our outstanding shares if, after giving effect thereto, either: (i) it would be unable to pay its debts as they become due in the usual course of its business; or (ii) its total assets would be less than its total liabilities. The New Jersey Banking Act states that dividends cannot be paid unless the capital stock of Sussex Bank will remain unimpaired and either Sussex Bank will have a surplus of not less than 50% of Sussex Bank’s capital stock or the dividend payment will not reduce the bank’s surplus.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board has the authority to prohibit us from paying dividends if such payment is deemed to be an unsafe or unsound practice.

Additionally, the agreements under which our subordinated debenture and subordinated notes were issued prohibit us from paying any dividends on our common stock or making any other distributions to our shareholders at any time when there shall have occurred and be continuing an event of default under the applicable agreement.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $25.4 million (or $28.0 million if underwriters exercise their option to purchase additional shares in full) after deducting the underwriting discount and estimated expenses payable by us. We intend to use the net proceeds generated by this offering for general corporate purposes.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2017 on (i) an actual basis, (ii) a pro forma basis to give effect to our pending merger with Community, and (iii) a pro forma as adjusted basis to further give effect to this offering. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2017
	Actual	As Adjusted for the Community Acquisition	As Adjusted for this Offering and Community Acquisition
(dollars in thousands)	(unaudited)
Cash and cash equivalents	$7,688	$23,340	$48,749

Long-term debt	66,000	70,000	70,000
Subordinated Debentures	27,841	27,841	27,841

Stockholders’ Equity
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—	—
Common stock, no par value, 10,000,000 shares authorized; 4,785,159 shares issued outstanding and 5,921,522 shares issued and outstanding as adjusted (1)	36,703	79,690	105,099
Deferred compensation obligation under Rabbi Trust	(1,272)	(1,272)	(1,272)
Retained earnings	25,111	25,111	25,111
Accumulated other comprehensive income	608	608	608
Stock held by Rabbi Trust	1,272	1,272	1,272

Total Stockholders’ Equity	$62,422	$105,409	$130,818

Capital Ratios (2)
Common equity tier 1 capital to risk-weighted assets	12.93%	12.96%	15.81%
Total capital to risk-weighted assets	13.91	13.72	16.57
Tier 1 capital to risk-weighted assets	12.93	12.96	15.81
Tier 1 capital to average assets	10.41	9.43	11.27
Stockholders’ equity to total assets	7.16	8.48	10.31

CRE Concentration (3) CRE to Total Risk Based Capital	381.0%	335.7	277.9%

(1)	The number of common shares to be outstanding after the offering is based on actual shares outstanding as of March 31, 2017. In addition, the number of common shares to be outstanding after this offering excludes (i) 158,800 shares of our common stock issuable pursuant to outstanding stock options and restricted stock units granted to directors, officers and other employees and (ii) the approximately 1,860,600 shares to be issued in the Community acquisition.
(2)	Bank capital ratios.
(3)	CRE Concentration at Bank.

UNDERWRITING

We are offering shares of our common stock described in this prospectus supplement in an underwritten offering. Subject to the terms and conditions set forth in the underwriting agreement between us and Keefe, Bruyette & Woods, Inc., as representative of the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the shares of our common stock set forth in the table below:

Underwriter	Number of Shares
Keefe, Bruyette & Woods, Inc.	795,455
Sandler O’Neill & Partners, L.P.	113,636
Hovde Group, LLC	85,227
Boenning & Scattergood, Inc.	85,227
FIG Partners, LLC	56,818

Total	1,136,363

The underwriters’ obligation to purchase the shares included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement, including the following:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

Subject to the conditions contained in the underwriting agreement, the underwriters are committed to purchase and pay for all shares offered by this prospectus supplement, if any such shares are purchased. The shares are being offered by the underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

We have agreed to indemnify the underwriters, their respective affiliates and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters and their respective affiliates may be required to make in respect of these liabilities.

Commissions and Discounts

Shares of our common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $0.72 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the price per share and total public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the option to purchase additional shares of common stock from us:

	Per Share	No Exercise	Full Exercise
Public offering price	$24.00	$27,272,712	$29,999,976
Underwriting discount	1.20	1,363,636	1,499,999
Proceeds to us (before expenses)	22.80	25,909,076	28,499,977

We estimate that the total offering expenses, including registration and filing fees, printing fees, legal and accounting expenses, but excluding underwriting discounts, will be approximately $500,000. We also have agreed to reimburse the underwriters for certain of their offering expenses, including legal fees and expenses. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to 113,636 additional shares of our common stock, at the public offering price less underwriting discounts. The underwriters may exercise this option, in whole or from time to time in part. The underwriters will have 30 days from the date of this prospectus supplement to exercise this option.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “SBBX.”

No Sales of Similar Securities

We and each of our directors and executive officers, severally and not jointly, have agreed, with limited exceptions, not to sell or transfer any shares of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Keefe, Bruyette & Woods, Inc.

Specifically, we and each of our executive officers have agreed, subject to certain exceptions, not to, directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock;

•	file or cause to be filed any registration statement in connection therewith under the Securities Act; or

•	enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap, hedge or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; or

•	publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock and, with respect to our directors and executive officers, whether now owned or hereafter acquired or for which the power of disposition is later acquired.

The lock-up agreements signed by our directors and executive officers contain certain customary exceptions.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and purchases to cover positions created by short sales in accordance with Regulation M under the Exchange Act.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales” or “naked short sales.” In a covered short position, the number of excess shares sold by an underwriter, if any, are not greater than the number of shares of common stock that they may purchase pursuant to their option to purchase additional shares. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the underwriters’ option to purchase additional shares.

The underwriters may close out any covered short position either by exercising, in whole or in part, their option to purchase additional shares, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared with the price at which the underwriters may purchase shares of common stock through exercise of the option to purchase additional shares.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and selling shareholders engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Securities

In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Other Relationships

Keefe, Bruyette & Woods, Inc. is serving as a financial advisor to us in connection with our acquisition of Community and will receive certain fees from us upon the closing of the Community acquisition. The transaction was announced on April 11, 2017 and is expected to close in the third quarter of 2017.

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Hogan Lovells US LLP, Washington, D.C. Covington & Burling LLP, Washington, D.C. is counsel for the underwriters in connection with this offering.

EXPERTS

The Sussex Bancorp consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended incorporated by reference in this Prospectus Supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

SUSSEX BANCORP

Common Stock, Preferred Stock, Depositary Shares, Debt Securities,

Purchase Contracts, Units and Warrants

By this prospectus, we may offer from time to time:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	purchase contracts;

•	units; and

•	warrants exercisable for debt securities, common stock or preferred stock.

This prospectus provides a general description of the securities we may offer. When Sussex Bancorp Inc. offers securities, it will provide you with a prospectus supplement describing the specific terms of the securities, including the price.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Investing in our securities involves risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated herein by reference, and in any of our subsequently filed quarterly and current reports that are incorporated herein by reference and any applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that further describes the securities being delivered to you.

Sussex Bancorp’s common stock is listed for trading on the NASDAQ Global Market under the symbol “SBBX.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation system or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included.

The offered securities are not deposits or obligations of a bank or savings associations and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2017.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any accompanying prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus and any prospectus supplement together are an offer to sell only the securities offered hereby and thereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained herein and in any accompanying prospectus supplement is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, common stock, preferred stock, debt securities, depositary shares, purchase contracts, units and warrants.

Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

References in this prospectus to “Sussex Bancorp,” “the Corporation,” “the Company,” “we,” “us” and “our” are to Sussex Bancorp. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, depository shares, purchase contracts, units, and warrants collectively as “offered securities.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Because our common stock trades on the NASDAQ Global Market under the symbol “SBBX,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room 100 F Street, N.E. Washington, D.C. 20549

On-line information, free of charge	SEC’s Internet website at www.sec.gov

Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.sussexbank.com . Other than any documents expressly incorporated by reference herein, the information contained on our website does not constitute a part of this prospectus. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Sussex Bancorp

100 Enterprise Dr., Suite 700

Rockaway, New Jersey 07866

(844) 256-7328

Attn: Corporate Secretary

Internet Website: www.sussexbank.com

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 17, 2017 (including information incorporated by reference in the Form 10-K from our definitive proxy statement for the 2017 annual meeting of shareholders, which was filed on March 23, 2017);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 10, 2017;

•	our Current Reports on Form 8-K filed with the SEC on January 27, 2017, January 31, 2017, April 11, 2017, April 27, 2017 and April 28, 2017 (except for portions of such report which were deemed to be furnished and not filed); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information included or incorporated by reference in it include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	changes in the interest rate environment that reduce margins;

•	changes in the regulatory environment;

•	the highly competitive industry and market area in which we operate;

•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;

•	changes in business conditions and inflation;

•	changes in credit market conditions;

•	changes in the securities markets which affect investment management revenues;

•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments could adversely affect our financial condition;

•	changes in technology used in the banking business;

•	the soundness of other financial services institutions which may adversely affect our credit risk;

•	our controls and procedures may fail or be circumvented;

•	new lines of business or new products and services which may subject us to additional risks;

•	changes in key management personnel which may adversely impact our operations;

•	the effect on our operations of recent legislative and regulatory initiatives that were or may be enacted in response to the ongoing financial crisis;

•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and

•	other factors detailed from time to time in our filings with the SEC.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ABOUT SUSSEX BANCORP

We are a bank holding company under the Bank Holding Company Act of 1956, as amended and was incorporated under the laws of the State of New Jersey in January 1996. The Company is the parent company of Sussex Bank. The only significant asset of Sussex Bancorp is its investment in Sussex Bank, which is a commercial bank formed under the laws of the State of New Jersey in 1975 and is regulated by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.

Sussex Bank’s wholly owned subsidiaries are SCB Investment Company, Inc., SCBNY Company, Inc., ClassicLake Enterprises, LLC, PPD Holding Company, LLC and Tri-State Insurance Agency, Inc. (“Tri-State”). SCB Investment Company, Inc. and SCBNY Company, Inc. hold portions of Sussex Bank’s investment portfolio. ClassicLake Enterprises, LLC and PPD Holding Company, LLC hold certain foreclosed properties. Tri-State provides insurance agency services mostly through the sale of property and casualty insurance policies.

Sussex Bank’s service area primarily consists of Sussex, Morris and Bergen Counties in New Jersey and Queens County, New York; although we make loans throughout New Jersey and the New York metropolitan markets. Sussex Bank operates from its corporate office in Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Montague, Newton, Oradell, Sparta, Vernon, and Wantage, New Jersey, and in Astoria, New York, its regional office and corporate center in Wantage, New Jersey and its insurance agency offices in Augusta and Oradell, New Jersey. In addition, Sussex Bank provides online banking services through its website located at www.sussexbank.com.

Our common stock is traded on the NASDAQ Global Stock Market under the symbol “SBBX.” Our principal executive offices are located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey 07866. Our telephone number is (844) 256-7328. Our website is www.sussexbank.com. References to our website are not intended to be active links and the information on such website is not, and shall not be considered, a part of this prospectus.

Recent Developments

On April 11, 2017, we announced the signing of a definitive merger agreement to acquire Community Bank of Bergen County, NJ, a New Jersey-chartered bank (“Community”) in an all-stock transaction (the “Merger”). Pursuant to the terms of the plan of bank merger to be entered into by the Sussex Bank and Community, Community will be merged with and into Sussex Bank, with Sussex Bank surviving. Under the terms of the merger agreement, each outstanding share of Community common stock will be converted into the right to receive 0.97 shares of our common stock. The transaction is expected to close in the third quarter of 2017, subject to customary closing conditions, including receipt of regulatory approvals and the approvals of our shareholders and those of Community.

RISK FACTORS

We have included discussions of cautionary factors describing risks relating to our business and an investment in our securities in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks related to our securities may also be described in a prospectus supplement. Before purchasing our securities, you should carefully consider the risk factors we describe in any prospectus supplement or in any report incorporated by reference into this prospectus or such prospectus supplement. Although we discuss key risks in those risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial also may impair our business. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our historical ratios of earnings to fixed charges for the periods indicated are set forth in the table below. As of May 26, 2017, we had no shares of preferred stock outstanding and no shares of preferred stock have been issued within the past five years. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

The ratio of earnings to fixed charges is computed by dividing (1) income from continuing operations before income taxes and fixed charges by (2) total fixed charges. The ratios are presented in two separate calculations – one including, and one excluding, interest expense on deposits. For purposes of computing these ratios:

•	earnings consist of income before income taxes plus fixed charges;

•	fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the estimated portion of rental expense attributable to interest; and

•	fixed charges, including interest on deposits, include all interest expense and the estimated portion of rental expense attributable to interest.

Ratio of Earnings to Combined Fixed Charges

	Three Months Ended March 31,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Including interest on deposits	2.87	2.75	2.50	2.09	1.49	1.11
Excluding interest on deposits	4.54	4.61	3.97	3.19	2.14	1.31

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we expect to use the net proceeds from the sale of offered securities for general corporate purposes, including:

•	refinancing, reduction or repayment of debt;

•	redeeming outstanding securities;

•	funding investments in, or extensions of credit to, our banking subsidiary and our other subsidiaries as regulatory capital;

•	financing of possible acquisitions;

•	expansion of the business;

•	investments at the holding company level; and

•	working capital.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

Except as otherwise stated in an applicable prospectus supplement, pending the application of the net proceeds, we expect to temporarily invest the proceeds from the sale of offered securities in short-term obligations.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

We may offer and sell from time to time, in one or more offerings, the following:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	purchase contracts;

•	units; and/or

•	warrants exercisable for debt securities, common stock or preferred stock.

DESCRIPTION OF COMMON STOCK

The following description is a general summary of the terms of our common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation and Amended and Restated By-laws, referred to herein as our “certificate of incorporation” and “bylaws,” respectively. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our certificate of incorporation and bylaws because they, and not the summaries, define the rights of holders of shares of our common stock. You can obtain copies of our certificate of incorporation and bylaws by following the directions under the heading “Where You Can Find More Information.”

General

Our certificate of incorporation authorizes us to issue 11,000,000 shares of stock, 10,000,000 of which is common stock, no par value; and 1,000,000 of which is preferred stock, issued in one or more classes or series, no par value. As of May 26, 2017, there were 4,791,003 shares of common stock issued and we had outstanding stock options and restricted stock units granted to directors, officers and other employees for 158,800 shares of our common stock.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote for each such share standing in such holder’s name on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors. Subject to certain exceptions, whenever any corporate action is to be taken by a vote of the shareholders, it will be authorized by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Directors receiving a plurality of the votes cast shall be elected.

Liquidation Rights

The board of directors of the Company is expressly authorized to determine, among other rights, the rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company.

Dividends

To the extent permitted by law, the board of directors shall have full power and discretion, subject to the provisions of the certificate of incorporation and the terms of any other corporate document or instrument binding upon the Company, to determine the amount of any dividends or distributions which shall be declared and paid or made. Under New Jersey law, the Company may, by resolution of the board of directors, pay dividends on its shares in cash, in its own shares, in its bonds or in other property, provided, that any such dividend or distribution is not permitted if, after giving effect to such dividend or distribution, the Company would be unable to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than its total liabilities. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and non-assessable. All shares of common stock offered pursuant to a prospectus supplement, or issuable upon conversion, exchange or exercise of any preferred stock or other convertible securities, will, when issued, be fully paid and non-assessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Certain Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws provide for the division of our board of directors into three classes of directors, each class as nearly as equal as possible, with each serving staggered terms. Our bylaws may be made, altered or repealed by the board of directors, subject to the rights of the shareholders as provided for in New Jersey corporate law, to alter or repeal any bylaw made by the board of directors. Additionally, under New Jersey law, the affirmative vote of at least majority of the outstanding shares of each class entitled to vote is required to effect a merger or consolidation of the Company into another company that is not a wholly owned subsidiary of the Company.

Some of the foregoing provisions, as well as certain other provisions in our certificate of incorporation, applicable New Jersey corporate law and applicable banking laws, may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Our certificate of incorporation provides that any vacancy for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, and such elected directors hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Our bylaws provide that any vacancy in the board of directors, however caused, and newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office, or by a sole remaining director, and such elected directors hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. The new director will hold the office until the next annual meeting.

The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from, acquiring us.

Our bylaws also provide that:

•	any action required or permitted to be taken by the shareholders at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting; and

•	special meetings of the shareholders can be called for any purpose by: (i) the chairman of the board of directors; (ii) the majority of the board of directors, by written request; (iii) the chief executive officer (“CEO”); (iv) the President; or (v) by the CEO or Secretary in response to a written request from holder(s) of the majority of the outstanding stock entitled to vote. The written request must specify the purpose of the special meeting. The required notice for a special meeting is the same as other shareholder meetings.

Our bylaws provide that, in order for any shareholder for business (including, but not limited to, any nominations for director) to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at our principal executive offices not less than

90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Our bylaws also provide that subject to the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the shareholders may be made by any shareholder entitled to vote in the election of directors generally who complies with the procedures set forth in our bylaws and who is a shareholder of record (i) on the date of the giving of the notice provided as required by the bylaws and (ii) on the record date for the determination of shareholders entitled to vote at such meeting. Notice delivered by such shareholder must be timely and delivered to our principal executive officers.

The purpose of requiring shareholders to give us advance notice of nominations and other shareholder business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give our board of directors any power to disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders. These provisions could also delay shareholder actions which are favored by the holders of a majority of our outstanding voting securities until the next shareholders’ meeting.

Since the terms of our certificate of incorporation and bylaws, may differ from the general information we are providing, you should only rely on the actual provisions of our certificate of incorporation and bylaws. If you would like to read our certificate of incorporation and bylaws, you may request a copy from us by following the directions under the heading “Where You Can Find More Information.”

NASDAQ Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “SBBX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK

The following description is a general summary of the terms of the preferred stock which we may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, and the applicable certificate of designation to our certificate of incorporation, determining the terms of the related series of preferred stock and our bylaws, each of which we will make available upon request. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our certificate of incorporation, the applicable certificate of designation and our bylaws because they, and not the summaries, define your rights as holders of shares of our common stock.

General

We are authorized to issue 1,000,000 shares of preferred stock, no par value. As of May 26, 2017, no shares of preferred stock were issued and outstanding. Our certificate of incorporation, subject to limitations prescribed in our certificate of incorporation and subject to limitations prescribed by New Jersey law, authorizes the board of directors, from time to time to adopt and to cause to be executed and filed without further approval of the shareholders, amendments to the certificate of incorporation authorizing the issuance of shares of preferred stock, in one or more series, for such consideration as the board of directors may fix.

Terms of the Preferred Stock That We May Offer and Sell to You

Prior to the issuance of a new series of preferred stock, we will further amend our restated certificate of incorporation, as amended, designating the stock of that series and the terms of that series. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness by us or by any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The description of the terms of a particular series of preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable amendment to our restated certificate of incorporation, as amended, for complete information regarding a series of preferred stock.

The preferred stock will, when issued against payment of the consideration payable therefor, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to that of our general creditors.

DESCRIPTION OF DEPOSITARY SHARES

The following description, together with the applicable prospectus supplements, summarizes certain terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. The following summary relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be those set forth in the applicable deposit agreement and summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

Specific deposit agreements and depositary receipts will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus before we issue any depositary shares. The descriptions herein and in the applicable prospectus supplement do not restate those agreements and receipts in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable deposit agreement and deposit certificate because they, and not the summaries, define your rights as holders of the depositary shares. For more information, please review the forms of these documents, which will be filed with the SEC promptly after the offering of depositary shares or depositary share units and will be available as described under the heading “Where You Can Find More Information” above.

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any. We will enter into a deposit agreement with a depositary, which will be named in the related prospectus supplement.

In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for definitive depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash and non-cash dividends and distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that it is not feasible to make the distribution. If so, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Redemption of Depositary Shares

If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary.

Voting the Preferred Stock

We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder’s depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot “re-deposit” these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

Sussex Bancorp and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

We can terminate the deposit agreement at any time, as long as the depositary mails notice of termination to the record holders of depositary shares then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the depositary shall deliver to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts, together with any other property held by the depositary with respect to such depositary receipt.

Charges of Depositary

We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering written notice of its decision to us. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

Miscellaneous

We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

Neither the depositary nor Sussex Bancorp will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Both Sussex Bancorp and the depositary will be obligated to use their best judgment and to act in good faith in performing their respective duties under the deposit agreement. Each of Sussex Bancorp and the depositary will be liable only for gross negligence and willful misconduct in performing their duties under the deposit agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. Sussex Bancorp and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party’s risk to a satisfactory and customary level. Sussex Bancorp and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

The applicable prospectus supplement will identify the depositary’s corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Title

Sussex Bancorp, each depositary and any agent of Sussex Bancorp or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary.

DESCRIPTION OF DEBT SECURITIES

Description of Senior Debt Securities and Subordinated Debt Securities

General

We may issue senior debt securities and/or subordinated debt securities, which in each case will be unsecured, direct, general obligations of Sussex Bancorp.

The senior debt securities will rank equally with all our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in priority of payment to senior debt securities of Sussex Bancorp, as described below under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any subordinated debt securities that we may offer. For purposes of the descriptions under the heading “—Description of Senior Debt Securities and Subordinated Debt Securities,” we may refer to the senior debt securities and the subordinated debt securities collectively as the “debt securities.” The debt securities will be effectively subordinated to the creditors and preferred equity holders of our subsidiaries.

We will issue senior debt securities under a senior debt indenture and subordinated debt securities under a separate subordinated debt indenture. Provisions relating to the issuance of debt securities may also be set forth in a supplemental indenture to either of the indentures. For purposes of the descriptions under the heading “—Description of Senior Debt Securities and Subordinated Debt Securities,” we may refer to the senior debt indenture and the subordinated debt indenture and any related supplemental indentures, as “an indenture” or, collectively, as “the indentures.” The indentures will be qualified under and governed by the Trust Indenture Act of 1939.

Each indenture will be between Sussex Bancorp and a trustee that meets the requirements of the Trust Indenture Act. We expect that each indenture will provide that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities and, in that event, we may appoint a successor trustee. Except as otherwise provided in the indenture or supplemental indenture, any action permitted to be taken by a trustee may be taken by that trustee only with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

The descriptions under the heading “—Description of Senior Debt Securities and Subordinated Debt Securities” relating to the debt securities and the indentures are summaries of their provisions. The summaries are not complete and are qualified in their entirety by reference to the actual indentures and debt securities and the further descriptions in the applicable prospectus supplement. A form of the senior debt indenture and a form of the subordinated debt indenture under which we may issue our senior debt securities and subordinated debt securities, respectively, and the forms of the debt securities, have been filed with the SEC as exhibits to the registration statement that includes this prospectus and will be available as described under the heading “Where You Can Find More Information” above. Whenever we refer in this prospectus or in any prospectus supplement to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement, as applicable. You should refer to the provisions of the indentures for provisions that may be important to you.

The terms and conditions described under this heading are terms and conditions that apply generally to the debt securities. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. Those terms may differ from the terms summarized below.

Except as set forth in the applicable indenture or in a supplemental indenture and described in an applicable prospectus supplement, the indentures do not limit the amount of debt securities we may issue under the indentures. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or supplemental indenture and described in the applicable prospectus supplement, we may, from time to time, reopen any series and issue additional debt securities under that series without the consent of the holders of the outstanding debt securities of that series. Additional notes issued in this manner will have the same terms and conditions as the outstanding debt securities of that series, except for their original issue date and issue price, and will be consolidated with, and form a single series with, the previously outstanding debt securities of that series.

Terms of Debt Securities to be Included in the Prospectus Supplement

The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	the amount of debt securities issued and any limit on the amount that may be issued;

•	the price(s) (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;

•	the maturity date or dates, or the method for determining the maturity date or dates, on which the principal of the debt securities will be payable and any rights of extension;

•	the rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest, if any;

•	the date or dates from which any interest will accrue and the date or dates on which any interest will be payable, the regular related record dates and whether we may elect to extend or defer such interest payment dates;

•	the place or places where payments will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us may be served;

•	the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•	our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the currency or currencies in which the debt securities may be purchased, are denominated and are payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions, including whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

•	whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies or with reference to changes in prices of particular securities or commodities, and the manner in which the amounts are to be determined;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale or covenants set forth in the applicable indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form or both and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

•	if the debt securities will be issuable only in global form, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;

•	whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any guarantee;

•	whether the debt securities can be converted into or exchanged for other securities of Sussex Bancorp, and the related terms and conditions;

•	in the case of subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus;

•	whether the debt securities will be sold as part of units consisting of debt securities and other securities;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

•	any trustee, depositary, authenticating agent, paying agent, transfer agent, registrar or other agent with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We may offer and sell our debt securities at a substantial discount below their stated principal amount. These debt securities may be original issue discount securities, which means that less than the entire principal amount of the original issue discount securities will be payable upon declaration of acceleration of their maturity. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

We may issue debt securities with a fixed interest rate or a floating interest rate. Any material federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

Except as set forth in the applicable indenture or in a supplemental indenture, the applicable indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving Sussex Bancorp. The applicable indenture may contain provisions that would afford debt security holders protection in the event of a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of Sussex Bancorp that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

For purposes of the descriptions under the heading “–Description of Senior Debt Securities and Subordinated Debt Securities”:

•	“subsidiary” means a corporation or a partnership or a limited liability company a majority of the outstanding voting stock or partnership or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by Sussex Bancorp or by one or more other subsidiaries of Sussex Bancorp. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency; and

•	“significant subsidiary” means any subsidiary of Sussex Bancorp that is a “significant subsidiary,” within the meaning of Regulation S-X promulgated by the SEC under the Securities Act.

Ranking

Senior Debt Securities

Payment of the principal of and premium, if any, and interest on debt securities we issue under the senior debt indenture will rank equally with all of our unsecured and unsubordinated debt.

Subordination of Subordinated Debt Securities

To the extent provided in the subordinated debt indenture and any supplemental indenture, and as described in the prospectus supplement describing the applicable series of subordinated debt securities, the payment of the principal of and premium, if any, and interest on any subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment and junior to senior debt, which is defined below. If there is a distribution to creditors of Sussex Bancorp in a liquidation or dissolution of Sussex Bancorp, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Sussex Bancorp, the holders of senior debt will first be entitled to receive payment in full of all amounts due on the senior debt (or provision shall be made for such payment in cash) before any payments may be made on the subordinated debt securities. Because of this subordination, general creditors of Sussex Bancorp may recover more, ratably, than holders of subordinated debt securities in the event of a distribution of assets upon insolvency.

The supplemental indenture will set forth the terms and conditions under which, if any, we will not be permitted to pay principal, premium, if any, or interest on the related subordinated debt securities upon the occurrence of an event of default or other circumstances arising under or with respect to senior debt.

The indentures will place no limitation on the amount of senior debt that we may incur. We expect to incur from time to time additional indebtedness constituting senior debt, which may include indebtedness that is senior to the subordinated debt securities but subordinate to our other obligations.

“Senior debt” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to Sussex Bancorp, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt is outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed:

•	other indebtedness of Sussex Bancorp evidenced by notes, debentures, or bonds or other securities issued under the provisions of any indenture, fiscal agency agreement, note purchase agreement or other agreement, including the senior debt securities that may be offered by means of this prospectus and one or more prospectus supplements;

•	indebtedness of Sussex Bancorp for money borrowed or represented by purchase-money obligations, as defined below;

•	our obligations as lessee under leases of property either made as part of a sale and leaseback transaction to which we are a party or otherwise;

•	indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire and indebtedness of partnerships and joint ventures which is included in the Company’s consolidated financial statements;

•	reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;

•	obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements;

•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; and

•	deferrals, renewals or extensions of any of the indebtedness or obligations described in the eight clauses above.

However, “senior debt” excludes:

•	any indebtedness, obligation or liability referred to in the nine clauses above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that the indebtedness, obligation or liability is not senior in right of payment to subordinated debt securities or ranks equally with the subordinated debt securities;

•	any indebtedness, obligation or liability which is subordinated to indebtedness of Sussex Bancorp to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, and, unless expressly provided in the terms thereof; and

•	any indebtedness of Sussex Bancorp to its subsidiaries.

As used above, the term “purchase-money obligations” means indebtedness, obligations or guarantees evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, and any deferred obligation for the payment of the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an indenture relating to subordinated debt securities upon the creation of additional senior debt.

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series. The applicable prospectus supplement or the information incorporated by reference in the applicable prospectus supplement or in this prospectus will describe as of a recent date the approximate amount of our senior debt outstanding as to which the subordinated debt securities of that series will be subordinated.

Structural Subordination

Because Sussex Bancorp is a holding company, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent on distributions and other payments of earnings and other funds by our subsidiaries to us. The payment of dividends and other distributions by our subsidiaries is contingent on their earnings and is subject to the requirements of federal banking regulations and other restrictions. In addition, the debt securities will be structurally subordinated to all indebtedness and other liabilities of Sussex Bancorp’s subsidiaries, since any right of Sussex Bancorp to receive any assets of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. Sussex Bancorp itself is recognized as a creditor of that subsidiary, the claims of Sussex Bancorp would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Sussex Bancorp. Claims from creditors (other than us), on subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. Any capital loans that we make to Sussex Bank would be subordinate in right of payment to deposits and to other indebtedness of the bank.

Conversion or Exchange of Debt Securities

The applicable prospectus supplement will set forth the terms, if any, on which a series of debt securities may be converted into or exchanged for our other securities. These terms will include whether conversion or exchange is mandatory, or is at our option or at the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price and other terms related to conversion and any anti-dilution protections.

Redemption of Securities

We may redeem the debt securities at any time, in whole or in part, at the prescribed redemption price, at the times and on the terms described in the applicable prospectus supplement.

From and after notice has been given as provided in the indentures, if we have made available funds for the redemption of any debt securities called for redemption on the applicable redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Notice of any optional redemption by us of any debt securities is required to be given to holders at their addresses, as shown in the security register . The notice of redemption will be required to specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

If we elect to redeem debt securities, we will be required to notify the trustee of the aggregate principal amount of debt securities to be redeemed and the redemption date. If fewer than all the debt securities are to be redeemed, the trustee is required to select the debt securities to be redeemed equally, by lot or in a manner it deems fair and appropriate.

Denomination, Interest, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities (i) in denominations of $1,000 or integral multiples of $1,000 if the debt securities are in registered form and (ii) in denominations of $5,000 if the debt securities are in bearer form.

Unless otherwise specified in the applicable prospectus supplement, we will pay the principal of, and applicable premium, if any, and interest on any series of debt securities at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. At our option, we may pay interest by check mailed to the address of the person entitled to the interest payment as it appears in the register for the applicable debt securities or by wire transfer of funds to that person at an account maintained within the United States.

Any defaulted interest, which means interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, will immediately cease to be payable to the registered holder on the applicable regular record date by virtue of his having been the registered holder on such date. We may pay defaulted interest either to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which is to be given to the holder of the debt security not less than ten days before the special record date, or at any time in any other lawful manner, all as more completely described in the applicable indenture or supplemental indenture.

Subject to limitations imposed upon debt securities issued in book-entry form, the holder may exchange debt securities of any series for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the holder may surrender debt securities of any series for registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be imposed for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of any debt securities. If the applicable prospectus supplement refers to any transfer agent, in addition to the applicable trustee, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

If we redeem the debt securities of any series, neither we nor any trustee will be required to:

•	issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of, or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of, or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository or with a nominee for a depository identified in the applicable prospectus supplement relating to that series. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series.

Our obligations with respect to the debt securities, as well as the obligations of the applicable trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if the recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to transfers of debt securities.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot have debt securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her debt securities;

•	the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

•	the investor may not be able to sell interests in the debt securities to some insurance or other institutions that are required by law to hold the physical certificates of debt that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

The prospectus supplement for a series of debt securities will list the special situations, if any, in which a global security will terminate and interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the investor may choose whether to hold debt securities directly or indirectly through an account at the investor’s bank or brokerage firm. In that event, investors must consult their banks or brokers to find out how to have their interests in debt securities transferred to their own names so that they may become direct holders. When a global security terminates, the depositary, and not us or one of the trustees, is responsible for deciding the names of the institutions that will be the initial direct holders.

Merger, Consolidation or Sale of Assets

We will not be permitted to consolidate with or merge into any other entity, or sell, lease, transfer or convey all or substantially all of our properties and assets, either in one transaction or a series of transactions, to any other entity and no other entity will consolidate with or merge into us, or sell, lease, transfer or convey all or substantially all of its properties and assets to us unless:

(1)	either:

•	Sussex Bancorp is the continuing entity, or

•	the successor entity, if other than Sussex Bancorp, formed by or resulting from any consolidation or merger, or which has received the transfer of Sussex Bancorp’s assets, expressly assumes payment of the principal of, and premium, if any, and interest on all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indentures, and

(2)	immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of Sussex Bancorp or any subsidiary as a result of that transaction as having been incurred by Sussex Bancorp or a subsidiary at the time of the transaction, no event of default under the indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing;

provided, however, that the conditions described in (1) and (2) above will not apply to the direct or indirect transfer of the stock, assets or liabilities of any of our subsidiaries to another of our direct or indirect subsidiaries.

Except as provided in this prospectus or as may otherwise be provided in the applicable prospectus supplement, the indenture and the terms of the debt securities will not contain any event risks or similar covenants that are intended to afford protection to holders of any debt securities in the event of a merger, a highly leveraged transaction or other significant corporate event involving us or our subsidiaries, whether or not resulting in a change of control, which may adversely affect holders of the debt securities.

Additional Covenants and/or Modifications to the Covenant Described Above

Any additional covenants of Sussex Bancorp and/or modifications to the covenant described above with respect to any series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable indenture or supplemental indenture and described in the prospectus supplement relating to that series of debt securities.

Unless the applicable prospectus supplement indicates otherwise, the subordinated indenture does not contain the restrictive covenant stated above, nor does it contain any other provision which restricts us from, among other things:

•	incurring or becoming liable on any secured or unsecured senior indebtedness or general obligations; or

•	paying dividends or making other distributions on our capital stock; or

•	purchasing or redeeming our capital stock; or

•	creating any liens on our property for any purpose.

Events of Default, Waiver and Notice

Events of Default.

The events of default with respect to any series of debt securities issued under it, subject to any modifications or deletions provided in any supplemental indenture with respect to any specific series of debt securities, include the following events:

•	failure to pay any installment of interest or any additional amounts payable on any debt security of the series for 30 days;

•	failure to pay principal of, or premium, if any, on, any debt security of the series when due, whether at maturity, upon redemption, by declaration or acceleration of maturity or otherwise;

•	default in making any sinking fund payment when due, for any debt security of the series;

•	default in the performance or breach of any other covenant or warranty of Sussex Bancorp contained in the applicable indenture, other than a covenant added to the indenture solely for the benefit of any other series of debt securities issued under that indenture, continued for 90 days after written notice as provided in the applicable indenture;

•	specific events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Sussex Bancorp or any significant subsidiary or either of their property; and

•	any other event of default provided with respect to a particular series of debt securities.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every case other than in the case described in clause (5) above, in which case acceleration will be automatic, the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount as may be specified in the terms of that series, of all the debt securities of that series to be due and payable immediately by written notice to us, and to the applicable trustee if given by the holders. At any time after a declaration of acceleration has been made with respect to debt securities of a series, or of all debt securities then outstanding under any indenture, as the case may be, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, however, the holders of not less than a majority in principal amount of the outstanding debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may annul the declaration of acceleration and waive any default in respect of those debt securities if:

•	we have deposited with the applicable trustee all required payments due otherwise than by acceleration of the principal of, and premium, if any, and interest on the debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, plus specified fees, expenses, disbursements and advances of the applicable trustee, and

•	all events of default, other than the non-payment of all or a specified portion of the accelerated principal, with respect to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, have been cured or waived as provided in the applicable indenture.

Waiver

Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may waive any past default with respect to that series and its consequences, except a default:

•	in the payment of the principal of, or premium, if any, or interest on any debt security of that series, or

•	in respect of a covenant or provision contained in the applicable indenture that, by the terms of that indenture, cannot be modified or amended without the consent of each affected holder of an outstanding debt security.

Notice

Each trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived; but the trustee may withhold notice of any default, except a default in the payment of the principal of, or premium, if any, or interest on the debt securities or in the payment of any sinking fund installment in respect of the debt securities, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to the indentures or for any remedy under the indentures, except in the case of failure of the applicable trustee, for 60 days, to act after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to the trustee, and provided that no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority of the outstanding debt securities of that series. However, any holder of debt securities is not prohibited from instituting suit for the enforcement of payment of the principal of, and premium, if any, and interest on the debt securities at their respective due dates.

Subject to the trustee’s duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders offer to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under an indenture, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. A trustee may refuse, however, to follow any direction that is in conflict with any law or the applicable indenture that may involve the trustee in personal liability or may be unduly prejudicial to the holders of debt securities of that series not joining in the direction.

Within 180 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture and, if so, specifying each default and the nature and status of the default.

Modification of the Indentures

Except as otherwise specifically provided in the applicable indenture, with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that indenture that are affected by the modification or amendment, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such indenture or of modifying in any manner the rights of the holders under debt securities issued under such indenture. However, no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

•	except as described in the prospectus supplement relating to such debt security:

•	extend the stated maturity of the principal of, or any installment of interest or any additional amounts, or the premium, if any, on, any debt security,

•	reduce the principal amount of, or the rate or amount of interest on, or change the manner of calculating the rate, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security,

•	extend the time of payment of interest on any debt security or any additional amounts,

•	change any of the conversion, exchange or redemption provisions of any debt security,

•	change the place of payment, or the coin or currency for payment, of principal, or premium, if any, including any amount in respect of original issue discount or interest on any debt security,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or for the conversion or exchange of any debt security in accordance with its terms,

•	release any guarantors from their guarantees of the debt securities, or, except as contemplated in any supplemental indenture, make any change in a guarantee of a debt security that would adversely affect the interests of the holders of those debt securities,

•	in the case of subordinated debt securities, modify the ranking or priority of the securities,

•	reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with specific provisions of or certain defaults and consequences under the applicable indenture, or to reduce the quorum or voting requirements set forth in the applicable indenture, or

•	modify any of the provisions relating to the waiver of specific past defaults or specific covenants, except to increase the required percentage to effect that action or to provide that specific other provisions may not be modified or waived without the consent of the holder of that debt security.

The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment will have the right to waive compliance by Sussex Bancorp with specific covenants in the indenture.

Sussex Bancorp and the respective trustee may modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to Sussex Bancorp as obligor under the indenture or to evidence the addition or release of any guarantor in accordance with the indenture or any supplemental indenture;

•	to add to the covenants of Sussex Bancorp for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Sussex Bancorp in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize specific terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;

•	to secure or provide for the guarantee of the debt securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity or correct any inconsistency in an indenture provided that the cure or correction does not adversely affect the holders of the debt securities;

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the supplement does not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to make provisions with respect to the conversion or exchange terms and conditions applicable to the debt securities of any series;

•	to add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of debt securities;

•	to conform any provision in an indenture to the requirements of the Trust Indenture Act; or

•	to make any change that does not adversely affect the legal rights under an indenture of any holder of debt securities of any series issued under that indenture.

In determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal of that original issue discount security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that original issue discount security;

•	the principal amount of any debt security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount, or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in the immediately preceding bullet point;

•	the principal amount of an indexed security that is deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security under the applicable indenture; and

•	debt securities owned by Sussex Bancorp or any other obligor upon the debt securities or any affiliate of Sussex Bancorp or of any other obligor are to be disregarded.

Discharge, Defeasance and Covenant Defeasance

Discharge

We may be permitted under the applicable indenture to discharge specific obligations to holders of any series of debt securities (1) that have not already been delivered to the applicable trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by irrevocably depositing with the applicable trustee, in trust, money or funds certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, on and interest on the debt securities.

Defeasance and Covenant Defeasance

If the provisions in that indenture relating to defeasance and covenant defeasance are made applicable to the debt securities of or within any series, we may elect either:

•	defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

•	covenant defeasance, which means we elect to be released from our obligations with respect to the debt securities under specified sections of the applicable indenture relating to covenants, as described in the applicable prospectus supplement and any omission to comply with its obligations will not constitute an event of default with respect to the debt securities; in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in currency or currencies or government obligations, or both, sufficient without reinvestment to make scheduled payments of the principal of, and premium, if any, and interest on the debt securities, when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments.

A trust will only be permitted to be established if, among other things:

•	we have delivered to the applicable trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

•	no event of default or any event which after notice or lapse of time or both would be an event of default has occurred;

•	the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Sussex Bancorp is a party or by which it is bound;

•	certain other provisions set forth in the indenture are met;

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with; and

•	in the case of the subordinated debt indenture, no event or condition will exist that, pursuant to certain provisions described under “—Subordination of Subordinated Debt Securities” would prevent Sussex Bancorp from making payments of principal of and premium, if any, and interest on the subordinated debt securities at the date of the irrevocable deposit referred to above.

In general, if we elect covenant defeasance with respect to any debt securities and payments on those debt securities are declared due and payable because of the occurrence of an event of default, the amount of money and/or government obligations on deposit with the applicable trustee would be sufficient to pay amounts due on those debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. In that case, we would remain liable to make payment of the amounts due on the debt securities at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Option to Extend Interest Payment Period

If indicated in the applicable prospectus supplement, we will have the right, as long as no event of default under the applicable series of debt securities has occurred and is continuing, at any time and from time to time during the term of the series of debt securities to defer the payment of interest on one or more series of debt securities for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that no extension period may extend beyond the stated maturity of the debt securities. Material United States federal income tax consequences and special considerations applicable to these debt securities will be described in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, at the end of the extension period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded semiannually at the rate specified for the debt securities to the extent permitted by applicable law. However, unless otherwise indicated in the applicable prospectus supplement, during the extension period neither we nor any of our subsidiaries may:

•	declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:

•	purchases of our capital stock in connection with any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase capital stock,

•	in connection with the reclassifications of any class or series of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock,

•	the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged,

•	dividends or distributions in our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or

•	any non-cash dividends declared in connection with the implementation of a shareholder rights plan by us;

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem, any debt securities issued by us that rank equally with or junior to the debt securities; or

•	make any guarantee payments regarding the foregoing.

Prior to the termination of any extension period, as long as no event of default under the applicable indenture has occurred and is continuing, we may further defer payments of interest, subject to the above limitations set forth in this section, by extending the interest payment period; provided, however, that, the extension period, including all previous and further extensions, may not extend beyond the maturity of the debt securities. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the terms set forth in this section. No interest during an extension period, except at the end of the extension period, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during an extension period.

We do not currently intend to exercise our right to defer payments of interest by extending the interest payment period on the senior debt securities or the subordinated debt securities. We will give the holders of these debt securities notice of our selection of an extension period at least two business days before the earlier of (a) the next succeeding interest payment date or (b) the date upon which we are required to give notice to the NASDAQ, or other applicable self-regulatory organization, or to holders of such debt securities of the record or payment date of the related interest payment.

Regarding the Trustees

We will designate the trustee under the senior and subordinated indentures in a prospectus supplement. From time to time, we may enter into banking or other relationships with any of such trustees or their affiliates.

There may be more than one trustee under each indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series.

If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

Governing Law

The senior debt securities, the subordinated debt securities and the related indentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our debt securities, common stock or preferred stock or units of two or more of these types of securities, which are collectively referred to in this prospectus as “underlying warrant securities.” We may issue warrants independently or together with any underlying warrant securities and such warrants may be attached to or separate from those underlying warrant securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as more fully described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. As of May 26, 2017, there were no warrants to purchase any of our securities issued and outstanding.

The applicable prospectus supplement will contain a description of the following terms:

•	the title of the warrants;

•	the designation, amount and terms of the underlying warrant securities for which the warrants are exercisable;

•	the designation and terms of the underlying warrant securities, if any, with which the warrants are to be issued and the number of warrants issued with each underlying warrant security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the underlying warrant securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the currency or currencies (including composite currencies), and/or the securities (if any), in which the exercise price of the warrants may be payable; and, if the exercise price is payable in whole or in part with securities, the basis for determining the amount or number of such securities to be provided as such payment;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms, including terms, procedures and limitations relating to the exercise and exchange of the warrants.

Exercise of Warrants

Each warrant will entitle its holder to purchase, for cash and/or securities (as will be specified in the applicable prospectus supplement), the amount or number of debt securities, shares of preferred stock, or shares of common stock, at the exercise price, as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Holders of warrants may exercise their respective warrants as set forth in the prospectus supplement relating to such warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the underlying warrant securities purchasable upon exercise of the warrants. If a holder exercises less than all of the warrants represented by the warrant certificate, the warrant agent will issue a new warrant certificate for the remaining warrants.

Prior to the exercise of any warrants to purchase debt securities or other securities, including shares of preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities or other securities, including shares of preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of shares of preferred stock or shares of common stock, the right to vote or to receive any payments of dividends on the shares of preferred stock or common stock purchasable upon exercise.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of certain material provisions of the applicable warrant agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable warrant agreement and warrant certificate relating to the warrants because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the forms of these documents, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from Sussex Bancorp, and obligating Sussex Bancorp to sell to the holders, a number of debt securities, shares of our common stock, or preferred stock or depositary shares or warrants, at a future date or dates. The price per purchase contract security may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Under the purchase contracts, we may be required to make periodic payments to the holders of the units or vice versa. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The purchase contracts may require holders to secure their obligations under the contracts in a specified manner and, in specified circumstances, we may deliver newly issued prepaid purchase contracts, or prepaid securities, when we transfer to a holder any collateral securing the holder’s obligations under the original purchase contract.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and one or more other securities, which may include debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations of Sussex Bancorp, or government securities, and which may secure the holder’s obligations to purchase the purchase contract security under the purchase contract.

The prospectus supplement relating to any purchase contracts we are offering will specify the material terms of the purchase contracts, whether they will be issued separately or as part of units, and any applicable pledge or depository arrangements.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of certain material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable agreements because they, and not the summaries, define your rights as holders of the purchase contracts. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable agreements because they, and not the summaries, define your rights as holders of the units. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” above.

PLAN OF DISTRIBUTION

Sussex Bancorp may sell the offered securities:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	directly to its shareholders; or

•	through a combination of any of these methods of sale.

The prospectus supplement relating to a series of the offered securities will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to Sussex Bancorp from the sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the offered securities may be listed.

Sussex Bancorp may use one or more underwriters in the sale of the offered securities, in which case the offered securities will be acquired by the underwriter or underwriters for their own account and may be resold from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Sussex Bancorp may directly solicit offers to purchase offered securities. Agents designated by Sussex Bancorp from time to time may also solicit offers to purchase offered securities. Any agent designated by Sussex Bancorp, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Sussex Bancorp to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, Sussex Bancorp will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is, or underwriters are, used in the sale, Sussex Bancorp will execute an underwriting agreement with the underwriters at the time of sale to the underwriters. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, the underwriter may be deemed to have received compensation from Sussex Bancorp in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If so indicated in the applicable prospectus supplement, Sussex Bancorp will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from Sussex Bancorp at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except that:

•	the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and

•	if the offered securities are also being sold to underwriters, Sussex Bancorp will have sold to the underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to the contracts will set forth the price to be paid for offered securities pursuant to the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities pursuant to the contracts.

Offered securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Sussex Bancorp. Any remarketing firm will be identified and the terms of its agreement, if any, with Sussex Bancorp and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent and such underwriters will be obligated to purchase all such securities, if any are purchased. In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

Underwriters, dealers, remarketing firms and agents may be entitled, under agreements that may be entered into with Sussex Bancorp, to indemnification by Sussex Bancorp against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof and may engage in transactions with, or perform services for, Sussex Bancorp in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities and certain U.S. federal income tax matters may be passed upon for us by Hogan Lovells US LLP, and for the underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Sussex Bancorp at December 31, 2016 and 2015, and for each of the years then ended, have been incorporated by reference into this document and in the registration statement in reliance on the report of BDO USA, LLP, independent registered public accounting firm, which is incorporated by reference into this document and into the registration statement by reference to Sussex Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016, and upon the authority of said firm as experts in accounting and auditing.

1,136,363 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Keefe, Bruyette & Woods

A Stifel Company

Co-Managers

Sandler O’Neill + Partners, L.P.

Hovde Group, LLC

Boenning & Scattergood, Inc.

FIG Partners, LLC

June 16, 2017